Exhibit 10.3

EXECUTION VERSION

VARIABLE FUNDING NOTE PURCHASE AGREEMENT

among

SSCE FUNDING, LLC,
as Issuer,

BARTON CAPITAL LLC,
as the Conduit Purchaser,

SOCIETE GENERALE,

as Agent for the Purchasers,

and

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,
as Committed Purchasers

dated as of November 23, 2004

$125,000,000 VARIABLE FUNDING NOTE,
SERIES 2004-2

i

ii

iii

THIS VARIABLE FUNDING NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of November 23, 2004, among SSCE Funding, LLC (the “Issuer”), the Conduit Purchaser, the Agent and the Committed Purchasers from time to time party hereto.

The parties hereto agree as follows:

RECITALS

WHEREAS, the Issuer will issue the variable funding note pursuant to a Master Indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Master Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee (in such capacity, together with its successors and assigns in such capacity, the “Indenture Trustee”), as supplemented by the Series 2004-2 Indenture Supplement to Master Indenture, dated as of the date hereof, between the Issuer and the Indenture Trustee (as amended, restated, supplemented or otherwise modified from time to time, the “Series Supplement”, and together with the Master Indenture, the “Indenture”); and

WHEREAS, the Conduit Purchaser desires to acquire such variable funding note and to make advances from time to time hereunder, and the Committed Purchaser is committed to acquire the variable funding note and to make advances from time to time hereunder.

NOW, THEREFORE, for full and fair consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Certain Defined Terms.  Capitalized terms used herein without definition shall have the meanings set forth in the Series Supplement, and, if not defined therein, shall have the meanings set forth in the Master Indenture.  Additionally, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Additional Amounts” means all amounts owed by the Issuer pursuant to Section 2.04 and Article VIII hereof, plus Breakage Amounts.

“Affected Party” has the meaning specified in Section 8.02 hereof.

“Agent” means Société Générale, in its capacity as Agent for the Purchasers.

“Agent Roles” has the meaning specified in Section 10.12 hereof.

“Aggregate Purchaser Funded Amount” means, on any date of determination an amount equal to (a) the Initial Purchase Price, plus (b) the aggregate amount of all Increases made prior to such date of determination, minus (c) the aggregate amount of principal payments

(including, without limitation, any Decreases) in respect of the VFN made to and received by or on behalf of the Purchasers prior to such date.

“Asset Purchase Agreement” shall mean, the asset purchase agreement, liquidity asset purchase agreement, stand-by purchase agreement or other similar agreement pursuant to which any bank or group of banks or financial institutions agrees to purchase or make loans secured by (or otherwise advance funds against) all or any portion of the Conduit Purchaser’s interest in the VFN in order to support the Conduit Purchaser’s repayment of the Commercial Paper issued to fund or maintain such interest.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Purchaser, a permitted assignee and the Agent for such Purchaser, pursuant to which such assignee may become a party to this Agreement.

“Blended Rate” shall mean, with respect to any Funding Tranche funded or maintained through the issuance of Commercial Paper, the rate equivalent to the weighted average of (i) the weighted average of the discount rates on all of the Conduit Purchaser’s Commercial Paper issued at a discount and outstanding during the related Fixed Period, converted to an annual yield-equivalent rate on the basis of a 360-day year, which rates shall include dealer fees and commissions and (ii) the weighted average of the annual interest rates payable on all interest-bearing Commercial Paper outstanding during the related Fixed Period, on the basis of a 360-day year, which rates shall include dealer fees and commissions; provided, that to the extent that the VFN (or any portion thereof) is funded by a specific issuance of Commercial Paper, the “Blended Rate” shall equal the rate or weighted average of the rates applicable to such issuance.

“Breakage Amounts” has the meaning specified in Section 2.08 hereof.

“Closing” has the meaning specified in Section 3.01 hereof.

“Closing Date” has the meaning specified in Section 3.01 hereof.

“Commercial Paper” shall mean the short-term promissory notes of the Conduit Purchaser (or a Conduit Assignee) issued by the Conduit Purchaser (or a Conduit Assignee) in the United States commercial paper market.

“Committed Purchasers” means Barton Capital LLC and each of its assigns (with respect to its commitment to make Increases) that shall become a party to this Agreement pursuant to Section 10.04 hereof.

“Conduit Assignee” shall mean any special purpose vehicle issuing indebtedness in the United States commercial paper market.

“Conduit Purchaser” means Barton Capital LLC and any of its permitted assigns that is a Conduit Assignee.

“CP Rate” for any Fixed Period for any Funding Tranche means, to the extent the Conduit Purchaser funds such Funding Tranche for such Fixed Period by issuing Commercial

Paper, either the Match-Funding Rate or the Blended Rate, as determined by the Agent in its sole discretion.

“Decrease” shall have the meaning assigned to such term in the Series Supplement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the letter or letters, dated November 23, 2004, between the Issuer, Smurfit-Stone and the Agent setting forth certain fees payable in connection with the purchase of the VFN by the Agent for the benefit of the Purchasers.

“Fixed Period” means, with respect to a Funding Tranche, a period selected by the Agent in its sole discretion; provided, that

(i)                                     any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper shall be the period from and including the initial funding thereof to be excluding the next Payment Date and thereafter the Accrual Period;

(ii)                                  any Fixed Period with respect to any Funding Tranche funded by the issuance of Commercial Paper will not be for a term of more than 90 days; and

(iii)                               any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Issuer by, the Agent any time, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period and shall accrue interest at the VFN Rate (determined by reference to the One-Month LIBOR).

“Funding Tranche” means one or more portions of the Aggregate Purchaser Funded Amount used to fund or maintain the VFN that accrue interest by reference to different interest rates.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Increase” shall have the meaning assigned to such term in the Series Supplement.

“Increase Amount” means the amount requested by the Issuer to be funded by the Purchasers on an Increase Date.

“Increase Date” means the date on which each Increase occurs.

“Increased Capital” has the meaning set forth in Section 8.03 hereof.

“Increased Costs” has the meaning set forth in Section 8.02 hereof.

“Indemnified Party” means any Purchaser, the Agent or any of their officers, directors, employees, agents, representatives, assignees or Affiliates.

“Initial Purchase Price” has the meaning specified in Section 2.02 hereof.

“Issuer Indemnified Amounts” has the meaning specified in Section 8.01(a) hereof.

“Interest Period” means “Accrual Period”, as such term is defined in the Series Supplement.

“Liquidity Purchasers” means each of the purchasers party to the Asset Purchase Agreement.

“Match-Funding Rate” for any Fixed Period means, with respect to any Funding Tranche funded or maintained by the Conduit Purchaser, to the extent the Conduit Purchaser funds such Funding Tranche for such Fixed Period by issuing Commercial Paper, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper issued to fund such Funding Tranche may be sold by any placement agent or commercial paper dealer selected by the Agent; provided, that if the rate (or rates) as agreed between any such agent or dealer and the Agent with regard to any Fixed Period for such Funding Tranche is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum, plus (iii) any negative carry with respect to payments that, due to timing issues, cannot be deployed until the following Business Day.  Notwithstanding anything in this Agreement to the contrary, the Issuer agrees that any amounts payable to the Conduit Purchaser in respect of Series 2004-2 Monthly Interest for any Fixed Period with respect to any Funding Tranche funded by the Conduit Purchaser at the Match-Funding Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper issued to fund or maintain such Funding Tranche that corresponds to the portion of the proceeds of such

Commercial Paper that was used to pay the interest component of maturing Commercial Paper issued to fund or maintain such Funding Tranche, to the extent that the Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper.  For purposes of the foregoing sentence, the “interest component” of Commercial Paper equals the excess of the face amount thereof over the net proceeds received by the Conduit Purchaser from the issuance of Commercial Paper, except that if such Commercial Paper is issued on an interest-bearing basis its “interest-component” will equal the amount of interest accruing on such Commercial Paper through its maturity.

“Notice of Increase” means a written notice of an Increase in form and substance substantially similar to Exhibit A hereto, signed by the Issuer and delivered to the Agent and the Indenture Trustee.

“Purchase Expiration Date” means the date on which the Series 2004-2 Amortization Period commences under the Series Supplement.

“Purchaser Percentage” of any Committed Purchaser means (a) with respect to Barton Capital LLC, as the Committed Purchaser, the percentage set forth on the signature page to this Agreement as changed by each Assignment and Acceptance entered into with an assignor or assignee, as the case may be, or (b) with respect to a Committed Purchaser that has entered into an Assignment and Acceptance, the percentage set forth therein as such Purchaser’s Purchaser Percentage, or such percentage as changed by each Assignment and Acceptance entered into between such Committed Purchaser and an assignor or assignee.

“Purchasers” means, the Conduit Purchaser and the Committed Purchasers.

“Reduction” has the meaning specified in Section 2.05 hereof.

“SSCE Entity” means the Issuer, any Seller, Smurfit-Stone, in its individual capacity and as the Servicer and any other Person party to the Transaction Documents that is an affiliate of any of the foregoing.

“Series Supplement” has the meaning set forth in the recitals to this Agreement.

“VFN” means the Series 2004-2 Notes.

SECTION 1.02  Other Definitional Provisions.  (a)  All terms defined in this Agreement shall have the meanings defined herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)                                 As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partially defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Agreement unless otherwise specified.

(d)                                 For purposes of clarification, the term “Transaction Documents” shall include, without limitation, this Agreement, the VFN and each Indenture Supplement.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01  Purchase and Sale of the VFN.  On the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Issuer shall offer to sell to the Agent, on behalf of the Purchasers, and the Agent (i) may on behalf of the Conduit Purchaser or (ii) if the Conduit Purchaser elects not to make the purchase thereof at such time shall, on behalf of the Committed Purchaser, purchase at the Closing, the VFN in an initial outstanding principal amount equal to the Initial Note Principal Balance.

SECTION 2.02  Initial Purchase Price.  The VFN is to be purchased at a price (the “Initial Purchase Price”) equal to 100% of its Initial Note Principal Balance.

SECTION 2.03  Increases.  (a)  Subject to the terms and conditions of this Agreement and the Series Supplement, from time to time prior to the Purchase Expiration Date upon receipt by the Agent and the Indenture Trustee of a Notice of Increase, (i) the Agent, on behalf of the Conduit Purchaser, and in the sole and absolute discretion of the Conduit Purchaser, may make Increases and (ii) if, the Conduit Purchaser elects not to make an Increase, each Committed Purchaser severally agrees to fund its respective Purchaser Percentages of such Increase; provided, however, that no Committed Purchaser shall be required to fund a portion of any Increase if, after giving effect thereto, (A) its Purchaser Percentage times the Aggregate Purchaser Funded Amount would exceed its Purchaser Percentage times the Maximum Principal Amount or (B) if such Committed Purchaser is a Liquidity Purchaser, without double counting, its Purchaser Percentage times the Aggregate Purchaser Funded Amount plus its Purchaser’s Interest (as defined in the Asset Purchase Agreement) as a Liquidity Purchaser under the Asset Purchase Agreement would exceed its Purchaser Percentage times the Maximum Principal Amount.

(b)                                 Each Increase hereunder shall be subject to the further conditions precedent that:

(i)                                     The Agent will have received copies of each of the Monthly Report and Daily Report, in each case, most recently required to have been delivered under the Series Supplement;

(ii)                                  Each of the representations and warranties of each SSCE Entity made in the Transaction Documents to which it is a party shall be true and correct as of the applicable Increase Date (except to the extent they expressly relate to an earlier or later time);

(iii)                               Each SSCE Entity shall be in compliance with its respective covenants contained in the Transaction Documents;

(iv)                              Such Increase and the application of the proceeds thereof shall not result in the occurrence of (1) a Pay-Out Event for any Series, a Servicer Default or an Event of Default, or (2) an event or occurrence, which, with the passing of time or the giving of notice thereof, or both, would become a Pay-Out Event for any Series, a Servicer Default or an Event of Default; and;

(v)                                 The Purchase Expiration Date shall not have occurred;

(vi)                              Immediately prior to and after giving effect to such Increase, the Series 2004-2 Allocated Receivables Amount shall equal or exceed the Series 2004-2 Target Receivables Amount; and

(vii)                           The Agent and the Indenture Trustee shall have received a completed Notice of Increase with respect to such proposed Increase, in accordance with Section 3.3(a)(ii) of the Series Supplement;

(c)                                  Each Increase of the VFN shall be requested in an aggregate principal amount of $250,000 and integral multiples of $100,000 in excess thereof; provided, that an Increase may be requested in the entire remaining Maximum Principal Amount.

(d)                                 The purchase price of each Increase shall be equal to 100% of the Increase Amount, and shall be paid not later than 3:00 p.m. (New York City time) on the Increase Date by wire transfer of immediately available funds to such account as may from time to time be specified by the Issuer in a written notice to the Agent.

(e)                                  All conditions set forth in Section 3.3(b) of the Series Supplement, to the extent applicable, shall have been satisfied at such time.

SECTION 2.04    Fees.  The Issuer shall pay to the Agent for the benefit of the applicable Purchasers as and when due and in accordance with the provisions for payment set forth in Article V of the Series Supplement, each of the following fees:

(i)                                     Each Purchaser shall be entitled to receive a fee with respect to each Interest Period (or portion thereof) (the “Utilization Fee”) which shall accrue on each day during such Interest Period in the amount calculated as such for such Interest Period in the Fee Letter.

(ii)                                  Each Committed Purchaser shall be entitled to receive a fee with respect to each Interest Period (or portion thereof) (the “Unused Fee”) which shall accrue on each day during such Interest Period in the amount calculated as such for such Interest Period in the Fee Letter.

SECTION 2.05  Reduction of Maximum Principal Amount.  (a)  On any Payment Date during the Revolving Period, upon the written request of the Issuer, the Maximum Principal Amount may be permanently reduced, in full or in part (a “Reduction”), by the Issuer; provided that the Issuer shall have given the Agent and the Indenture Trustee irrevocable written notice (effective upon receipt) of the amount of such Reduction prior to 10:00 a.m. (New York City time) on a Business Day that is at least sixty (60) days prior to the date that such Reduction is to become effective; provided, further, that any such Reduction shall be in an amount equal to $10,000,000 or integral multiples of $5,000,000 in excess thereof; and provided, further, that no Reduction may cause the Maximum Principal Amount to be lower than the greater of (i) the Outstanding Principal Balance and (ii) in the case of any partial Reduction, $100,000,000.

(b)                                 The Issuer shall pay the Agent and the applicable Purchasers any accrued and unpaid fees, costs and expenses on the date of any such Reduction with respect to the reduction amount.

SECTION 2.06  Calculation of Series 2004-2 Monthly Interest.  (a)  On the Business Day prior to each Settlement Date, the Agent shall calculate, for the applicable Interest Period, the aggregate Series 2004-2 Monthly Interest for each Funding Tranche (such Series 2004-2 Monthly Interest to be calculated using the VFN Note Rate, if necessary, for the remaining days in such Interest Period).

(b)                                 The Issuer agrees to pay, and the Issuer agrees to instruct the Servicer and the Indenture Trustee to pay, all amounts payable by it with respect to the VFN, this Agreement and the Series Supplement to the account designated by the Agent.  All such amounts shall be paid no later than 3:00 p.m. (New York City time) on the day when due as determined in accordance with this Agreement, the Indenture and the other Transaction Documents, in Dollars in immediately available funds.  Amounts received after that time shall be deemed to have been received on the next Business Day and shall bear interest at 2% per annum above the VFN Rate (determined by reference to the One-Month LIBOR) then in effect, which interest shall be payable on demand.

SECTION 2.07  Benefits of Transaction Documents.  Each SSCE Party hereby acknowledges and confirms that each representation, warranty, covenant and agreement made by it under any Transaction Document to which it is a party shall also be for the benefit and security of the Purchasers and the Agent.

SECTION 2.08  Broken Funding.  In the event of (i) the payment of any principal of any Funding Tranche other than on the last day of the Fixed Period applicable thereto (including as a result of the occurrence of the commencement of the Series 2004-2 Amortization Period or an optional prepayment of a Funding Tranche), or (ii) any failure to borrow, continue or prepay any Funding Tranche on the date specified in any notice delivered pursuant hereto, then, in any such event, the Issuer shall compensate the applicable Purchaser for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any such Purchaser shall be deemed to include an amount (the “Breakage Amount”) determined by such Purchaser (or the Agent) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Funding Tranche had such event not occurred, at the interest rate that would have been applicable to such Funding Tranche, for the period from the date of such event to the last day of the Fixed Period (or, in the case of a failure to borrow for the period that would have been the related Fixed Period), over (ii) the amount of interest which would be obtainable upon redeployment or reinvestment of an amount of funds equal to such Funding Tranche for such period.  A certificate of any Purchaser incurring any loss, cost or expense as a result of any of the events specified in this Section 2.08 and setting forth any amount or amounts that such Purchaser is entitled to receive pursuant to this Section 2.08 and the reason(s) therefor shall be delivered to the Issuer by the Agent and shall include reasonably detailed calculations and shall be conclusive absent manifest error.  The Issuer shall pay to the related Agent on behalf of each such Purchaser the amount shown as due on any such certificate on the first Payment Date which is not less than three Business Days after receipt thereof.

ARTICLE III

CLOSING

SECTION 3.01  Closing.  The closing (the “Closing”) of the purchase and sale of the VFN shall take place on or about 10:00 a.m. on November 23, 2004 or if the conditions to closing set forth in Article IV of this Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties hereto shall agree upon (the date of the Closing being referred to herein as the “Closing Date”).

SECTION 3.02  Transactions to be Effected at the Closing.  At the Closing, the Issuer shall deliver the VFN to the Agent in satisfaction of the Issuer’s obligation to the Agent hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO
PURCHASE ON THE CLOSING DATE

The purchase by the Agent on behalf of the Purchasers of the VFN is subject to the satisfaction at the time of the Closing of the following conditions (any or all of which may be waived in writing by the Agent in its sole discretion):

SECTION 4.01  Performance by SSCE Entities.  All the terms, covenants, agreements and conditions of the Transaction Documents to be complied with and performed by the SSCE Entities at or before the Closing shall have been complied with and performed.

SECTION 4.02  Representations and Warranties.  Each of the representations and warranties of each SSCE Entity made in the Transaction Documents to which it is a party shall be true and correct as of the time of the Closing (except to the extent they expressly relate to an earlier or later time).

SECTION 4.03  Corporate Documents.  The Agent shall have received copies of the (i) Certificate of Incorporation (or certificate of formation, as applicable), good standing certificate and By-Laws (or operating agreement or limited liability company agreement, as applicable) of each SSCE Entity, (ii) resolutions from the Board of Directors (or other governing body, as applicable) of each SSCE Entity with respect to the Transaction Documents to which it is a party, and (iii) incumbency certificate of each SSCE Entity, each certified by appropriate corporate authorities.

SECTION 4.04  Opinions of Counsel.  The Agent shall have received favorable opinions from counsel to each of the SSCE Entities, dated as of the Closing Date and addressed to the Agent and each Purchaser, and reasonably satisfactory in form and substance to the Agent and its counsel, as to such matters (including without limitation, general corporate matters, certain bankruptcy matters, UCC perfection and priority matters and enforceability matters) as the Agent and its counsel may reasonably request, or any other matters required to be covered by any Rating Agency.

SECTION 4.05  Opinions of Counsel to the Indenture Trustee.  The Agent shall have received favorable opinions with respect to the Indenture Trustee, dated as of the Closing Date and addressed to the Agent and each Purchaser, and reasonably satisfactory in form and substance to the Agent and its counsel, as to such matters as the Agent and its counsel may reasonably request, or any other matters required to be covered by any Rating Agency.

SECTION 4.06  Reports.  The Agent shall have received a copy of the most recent Monthly Report and the most recent Daily Report, in each case prior to Closing.

SECTION 4.07  Financing Statements.  The Agent shall have received evidence satisfactory to it of the completion of all recordings, registrations, notices and filings as may be necessary or, in the opinion of the Agent, desirable to perfect or evidence the sale by each Seller to the Issuer of their respective ownership interests in the Receivables and the related SA Transferred Assets and the proceeds thereof and the security interest granted to the Indenture Trustee pursuant to the Indenture, including, without limitation:

Acknowledgment copies of all UCC financing statements and assignments that have been filed in the offices of the Secretary of State of the applicable states and in the appropriate office or offices of such other locations as may be specified in the opinions of counsel delivered pursuant to Section 4.04 hereof.

SECTION 4.08  Documents.  The Agent shall have received a duly executed counterpart of each of the Transaction Documents and each and every document or certification delivered by any party in connection with any of such agreements, and each such document shall be in full force and effect.

SECTION 4.09  VFN.  The Agent shall have received an executed VFN being purchased by the Agent on behalf of the Purchasers, registered in the name of the Agent, as agent for the Purchasers.

SECTION 4.10  No Actions or Proceedings.  No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Transaction Documents and the documents related thereto.

SECTION 4.11  Approvals and Consents.  All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Transaction Documents and the other documents related thereto shall have been obtained or made.

SECTION 4.12  Officer’s Certificates.  The Agent shall have received Officer’s Certificates from each SSCE Entity in form and substance reasonably satisfactory to the Agent and its counsel, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 4.01 and 4.02 hereof with respect to such SSCE Entity.  With respect to the Issuer, the Issuer’s Officer’s Certificate shall be in the form of Exhibit B.

SECTION 4.13  Accounts.  The Agent shall have received evidence that the Series Accounts for Series 2004-2 have been established in accordance with the terms of the Indenture.

SECTION 4.14  Expenses.  Costs and expenses of the Agent and the Purchasers accrued and payable under Section 8.05, including all accrued attorneys’ fees, costs and expenses shall have been paid.

SECTION 4.15  Liens.  The Agent shall have received search reports showing that no Liens exist on any Collateral, other than (i) Liens in favor of (or appropriately assigned to) the Indenture Trustee, (ii) Permitted Encumbrances, and (iii) Liens for which releases or acceptable assignments or other amendments have been delivered to the Indenture Trustee.

SECTION 4.16  Arrangement Fee.  The fees due on the Closing Date (as specified in the Fee Letter), and all other expenses of the Agent or the Purchasers (including reasonable attorneys’ fees and expenses) shall have been paid.

SECTION 4.17  Rating Agency Letters.  The Agent shall have received evidence satisfactory to it that (i) the Series 2004-2 Notes shall be rated “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and (ii) to the extent required by the Conduit Purchaser’s commercial paper program, a letter from each Rating Agency rating the Conduit Purchaser’s Commercial Paper confirming its rating of the Conduit Purchaser’s Commercial Paper or that such rating will not be withdrawn or downgraded after giving effect to this Agreement and the transactions contemplated hereby.

SECTION 4.18  Other Information, Certificates, Documents and Opinions.  The SSCE Entities shall have furnished to the Agent such other information, certificates, documents and opinions as the Agent may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

SECTION 5.01  Representations and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Agent and each Purchaser that:

(a)                                  Organization and Good Standing.  The Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and has the corporate power and authority to execute, deliver and perform each of the Transaction Documents and each agreement or instrument contemplated hereby or thereby to which it is or will be a party.

(b)                                 Due Authorization.  The execution and delivery of this Agreement, the other Transaction Documents to which it is a party, and the consummation of the transactions provided for herein and therein have been duly authorized by the Issuer by all necessary limited liability company action on the part of the Issuer.

(c)                                  Binding Obligation.  Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d)                                 No Violation.  The execution and delivery of this Agreement and the other Transaction Documents to which the Issuer is a party, the performance of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to Issuer or any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Issuer is a party or by which it or its properties is bound.

(e)                                  No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of the Issuer, threatened against the Issuer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that, if determined adversely to the Issuer, would, in the reasonable judgment of the Issuer, materially and adversely affect the performance by the Issuer of its obligations under this Agreement or any other Transaction Document or (iv) seeking any determination or ruling that, if determined adversely to the Issuer, could materially and adversely affect the validity or enforceability of this Agreement or any other Transaction Document.

(f)                                    All Consents Required.  The execution, delivery and performance by it of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated by any of the foregoing (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the certificate of incorporation, by-laws or other organizational documents of it or any order of any Governmental Authority, and (c) will not result in the creation or imposition of any Lien on any of its assets.

(g)                                 Perfection.  (i) Immediately preceding the Closing Date and the date of each Increase, the Issuer shall be the owner of all of the Receivables and Transferred Assets and proceeds with respect thereto, free and clear of all Adverse Claims.  On or prior to the Closing Date and the date of each Increase, all financing statements and other documents required to be recorded or filed in order to perfect and protect the assets of the Issuer against all creditors (other than the Indenture Trustee and the Noteholders) of, and purchasers (other than the Indenture Trustee and the Noteholders) from, the Issuer and each Seller will have been (or will be within 10 days of the Closing Date) duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been (or will be within 10 days of the Closing Date) paid in full;

(ii)                                  the Indenture constitutes a valid grant of a security interest to the Indenture Trustee for the benefit of the Noteholders and the Indenture Trustee in all right, title and interest of the Issuer in the Collateral and proceeds with respect thereto, now existing or hereafter created or acquired.  Accordingly, to the extent the UCC applies with respect to the perfection of such security interest, upon the filing of any financing statements described in Article IV hereof, the Indenture Trustee shall have a first priority perfected security interest in such property and the proceeds thereof (to the extent provided in Section 9-315 of the UCC), subject to Permitted Encumbrances and, to the extent the UCC does not apply to the perfection of such security interest, all notices filings and other actions required by all applicable law have been taken to perfect and protect such security interest or lien against and prior to all Adverse Claims with respect to the Collateral and proceeds with respect thereto and all other Collateral.  Except as otherwise specifically provided in this Agreement and the other Transaction Documents, neither the Issuer nor any Person claiming through or under the Issuer has any claim to or interest in any Series Account; and

(iii)                               immediately prior to, and after giving effect to, the initial purchase of the VFN and each Increase hereunder, (a) the fair saleable value of the assets of the Issuer will exceed its liabilities and (b) the Issuer will be solvent, will be able to pay its debts generally as they mature, will own property with a fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

(h)                                 Accuracy of Information.  All information contained in this Agreement or the other Transaction Documents furnished prior to the Closing Date by or on behalf of the Issuer to the Agent, any Purchaser or any Secured Party for purposes of, or in connection with, this Agreement and the other Transaction Documents is, and all such information furnished after the Closing Date by or on behalf of the Issuer (including, without limitation, the Monthly Reports, the Daily Reports, any other periodic reports and the Issuer’s financial statements) to the Agent, any Purchaser or any Secured Party will be, true and accurate, on the date such information is stated or certified.

(i)                                     Tax Status.  The Issuer has filed all tax returns (Federal, State and local) required to be filed by it and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges then due and payable (including for such purposes, the setting aside of appropriate reserves for taxes, assessments and other governmental charges being contested in good faith).

(j)                                     Use of Proceeds.  No proceeds of any Notes will be used by the Issuer to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(k)                                  Place of Business.  The principal place of business and chief executive office of the Issuer are located at the address of the Issuer indicated on Schedule I hereto and always have been located at such address, and the offices where the Issuer keeps all its records and Related Security, are (unless then held by the Servicer) located at the address indicated on Schedule I or such other locations notified to the Agent in accordance with Section 10.02 hereof.

(l)                                     Tradenames, Etc.  As of the Closing Date (i) the Issuer has only the subsidiaries and divisions listed on Schedule II hereto; and (ii) the Issuer has, within the last five (5) years preceding the Closing Date, operated only under the tradenames identified in Schedule II hereto or as otherwise disclosed in writing to the Agent, and, within such (5) year period, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under the Bankruptcy Code, except as disclosed by the Issuer in writing to the Agent.

(m)                               Nature of Receivables.  Each Receivable (i) represented by the Issuer or the Servicer to be an Eligible Receivable (including in any Monthly Report, Daily Report or other report) or (ii) included in the calculation based on Eligible Receivables or otherwise in any such report in fact satisfies at such time the definition of “Eligible Receivable”.

(n)                                 Material Adverse Effect.  Between the date of its formation and the Closing Date and/or the date of any Increase or reinvestment, as applicable, (i) the Issuer has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by the Issuer or has become binding upon the Issuer’s assets and no law or regulation applicable to the Issuer has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Issuer is not in default under any material contract, lease or other agreement or instrument to which the Issuer is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between the date of the formation of the Issuer and the Closing Date and/or the date of any Increase or reinvestment, as applicable, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(o)                                 Not an Investment Company.  The Issuer is not an “investment company” or “controlled by” an “investment company,” as such terms are defined in the Investment Company Act, and it is not subject to regulation under the Investment Company Act.

(p)                                 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(q)                                 Bulk Sales.  No transaction contemplated hereby or by the other Transaction Documents requires compliance with any “bulk sales” act or similar law.

(r)                                    Transfers Under Sale Agreement and Transfer and Servicing Agreement.  Each Receivable which has been transferred to SRC by the Sellers under the Sale Agreement and by SRC to the Issuer under the Transfer and Servicing Agreement has been purchased by or contributed to the Issuer from or by the Sellers pursuant to, and in accordance with, the terms of the Sale Agreement.

(s)                                  Preference, Voidability.  The Issuer shall have given reasonably equivalent value to the applicable Seller in consideration for the transfer to the Issuer of the Receivables and Related Security, Collections and proceeds with respect thereto from the applicable Seller, and each such transfer shall not have been made for or on account of an antecedent debt owed by the applicable Seller to the Issuer.

(t)                                    Variable Funding Note.  The VFN has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture.

SECTION 5.02  Reaffirmation of Representations and Warranties by the Issuer.  On the Closing Date, on each Business Day and on each day that an Increase is made hereunder, the Issuer, by accepting the proceeds thereof, shall be deemed to have certified that all representations and warranties described in Section 5.01 hereof are true and correct on and as of such day as though made on and as of such day (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE AGENT AND THE PURCHASERS

The Agent and each Purchaser hereby makes with respect to itself, the following representations and warranties to the Issuer on which the Issuer shall rely in entering into this Agreement:

SECTION 6.01  Securities Laws; Transfer Restrictions.  The Agent and each of the Purchasers represents and warrants to the Issuer, as of the date hereof (or as of a subsequent date on which a successor or assign of any Purchaser shall become a party hereto), and agrees that:

(a)                                  it has (i) reviewed the Master Indenture and the Series Supplement (including the schedule and exhibits thereto) and all other documents which have been provided by the Issuer to it with respect to the transactions contemplated thereby, (ii) participated in due diligence sessions with the Servicer and (iii) had an opportunity to discuss the Issuer’s and the Sellers’ businesses, management and financial affairs, and the terms and conditions of the proposed purchase with the Issuer and the Servicer and their respective representatives;

(b)                                 it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and it is able and prepared to bear the economic risk of investing in, the VFN;

(c)                                  it is purchasing the VFN for its own account, or for the account of one or more “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act that meet the criteria described in subsection (b) and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution;

(d)                                 it understands that (i) the VFN has not been and will not be registered or qualified under the Act or any applicable state securities laws or the securities laws of any other jurisdiction and is being offered only in a transaction not involving any public offering within the meaning of the Act, (ii) the Issuer is not required to so register or qualify the VFN, and (iii) the VFN may be resold, pledged or otherwise transferred only (A) to the Issuer, (B) to a “qualified institutional buyer” (as defined in Rule 144A under the Act) in a transaction meeting the requirements of Rule 144A under the Act, or (C) in a transaction otherwise exempt from the registration requirements of the Act, in each case in accordance with the provisions of the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction;

(e)                                  it understands that upon original issuance thereof, and until such time as the same may no longer be required under the applicable requirements of the Act, the certificate evidencing the VFN (and all securities issued in exchange therefor or substitution thereof) shall bear a legend substantially in the form set forth in the form of VFN included as an exhibit to the Series Supplement;

(f)                                    it understands that the Note Registrar and Paying Agent for the VFN will not be required to accept for registration of transfer the VFN acquired by it, except upon presentation of, if applicable, the certificate and, if applicable, the opinion described in the Series Supplement; and

(g)                                 it will obtain from any transferee of the VFN (or any interest therein) a purchaser letter in the substantially the form of Exhibit D to the Series Supplement.

SECTION 6.02  Enforceability.  This Agreement has been duly authorized, executed and delivered by each Purchaser and the Agent, and is the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE VII

COVENANTS

SECTION 7.01  Monthly Report and Daily Report; Notice of Adverse Events.  (a)  The Issuer will cause each Monthly Report and Daily Report pertaining to the Series Supplement to be delivered to each Purchaser, contemporaneously with the delivery thereof to the Indenture Trustee.

(b)                                 As soon as possible, and in any event within one (1) day after the occurrence thereof, the Issuer shall (or shall cause the Servicer to) give the Agent written notice of each Pay-Out Event, Event of Default, Servicer Default or any event that could reasonably be expected to have a Material Adverse Effect on any SSCE Entity, and shall promptly deliver to the Agent any information regarding such Pay-Out Event, Event of Default, Servicer Default or such event.

SECTION 7.02  Modifications to Transaction Documents.  (a)  Notwithstanding anything in the Indenture to the contrary, no provision of any Transaction Document may be amended, supplemented, waived or otherwise modified without, if such modification is material, satisfaction of the Rating Agency Condition and no provision of this Agreement or the Series Supplement may be amended, supplemented, waived or otherwise modified without the written consent of the Agent.

(b)                                 The Issuer shall (or shall cause the Servicer to) give the Agent written notice of any proposed amendment, supplement, modification or waiver of any provision of the Transaction Documents.

SECTION 7.03  Expenses.  All reasonable fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Issuer.

SECTION 7.04  Comfort Letters; Additional Series.  (a)  The Issuer shall deliver to each Purchaser, concurrently with receipt thereof by any SSCE Entity, a copy of any comfort letter or agreed upon procedures letter delivered by independent accountants in connection with the Issuer’s first issuance of term Notes.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Master Indenture or any Indenture Supplement, after the Closing Date, the Issuer shall not issue any additional Series under the Indenture, and the Indenture Trustee shall not authenticate any new Notes in respect of such new Series, unless the Rating Agency Condition shall have been satisfied with respect to Series 2004-2.

SECTION 7.05  Reorganizations and Transfers.  The Issuer shall not enter into any transaction described in Section 3.10(j) of the Master Indenture, unless the Agent shall have given their prior written consent thereto, and the Agent shall have received such documentation, opinions, certificates and instruments as it may have reasonably requested, in each case, in form and substance satisfactory to it.

SECTION 7.06    Further Assurances.  The Issuer agrees to take any and all acts and to create any and all further instruments necessary or reasonably requested by the Agent to fully effect the purposes of this Agreement.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01  Indemnification.  Without limiting any other rights which the Agent or the Purchasers may have hereunder or under applicable law, the Issuer hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Issuer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement, the other Transaction Documents, the ownership, either directly or indirectly, of any interest in the Collateral or the VFN or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables.  Without limiting the generality of the foregoing, and subject to the exclusions set forth in the preceding sentence, the Issuer shall indemnify each Indemnified Party for Issuer Indemnified Amounts relating to or resulting from:

(a)                                  any representation or warranty made by the Issuer or any officers of the Issuer under this Agreement, any of the other Transaction Documents, any Monthly Report or Daily Report or any other written information or report delivered by the Issuer pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(b)                                 the failure by the Issuer to comply with any applicable Requirement of Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Requirement of Law;

(c)                                  any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(d)                                 the failure by the Issuer to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties under the Contracts;

(e)                                  the failure of the Issuer to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any of the Receivables;

(f)                                    any reduction in the aggregate outstanding principal balance of the VFN or any Funding Tranche with respect to any Purchaser as a result of the distribution of Collections pursuant to the Master Indenture or Article V of the Series Supplement, if all or a

portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(g)                                 the commingling by the Issuer of Collections of Receivables at any time with other funds;

(h)                                 any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Increases by the Issuer, the ownership directly or indirectly of the VFN or any interest in the Collateral;

(i)                                     any failure of SRC or the Issuer, as applicable, to give reasonably equivalent value to any Seller or SRC, in consideration of the purchase by SRC or the Issuer, as applicable, from any Seller of any Receivable, or any attempt by any Person to void, rescind or set aside any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(j)                                     any action taken by the Issuer in the enforcement or collection of any Receivable;

(k)                                  the failure of any Receivable included in any Monthly Report or Daily Report or other periodic report as an Eligible Receivable for purposes of any calculation based on Eligible Receivables or otherwise to be an Eligible Receivable at the time of such calculation;

(l)                                     the failure to vest in the Indenture Trustee (for the benefit of the Noteholders and the Indenture Trustee) (i) to the extent the perfection of a security interest in such property is governed by the UCC, a valid and enforceable first priority perfected security interest in the Collateral or (ii) if the perfection of such security interest is not governed by the UCC, a valid and enforceable lien or security interest in the Collateral, free and clear of any Adverse Claim; or

(m)                               the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Collateral transferred or purported to be transferred hereunder whether at the time of any purchase or reinvestment or at any subsequent time.

If for any reason the indemnification provided in this Section 8.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless for the Issuer Indemnified Amounts, then the indemnifying party shall (subject to the exclusions set forth in the first sentence of this Section 8.01) contribute to the maximum amount payable or paid to such Indemnified Party as a result of the applicable claim, damage, expense, loss or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the indemnifying party on the other hand, but also the relative fault of such Indemnified Party (if any) and the indemnifying party and any other relevant equitable considerations.

SECTION 8.02  Increased Costs.  If due to the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or any guideline or request from any central bank or other governmental authority occurring after the date hereof, there shall be an increase in the cost to any Purchaser, the Agent or any Liquidity Purchaser or any of their officers, directors, employees, agents, representatives, assigns or Affiliates (each an “Affected Party”), of making, funding or maintaining any investment in the VFN or any interest therein or of agreeing to purchase or invest in the VFN or any interest therein, as the case may be (other than by reason of any interpretation of or change in laws or regulations relating to taxes imposed on or measured by net income), the Issuer shall, from time to time, upon written demand by such an Affected Party (with a copy to the Agent), immediately pay to such Affected Party (as a third party beneficiary, in the case of an Affected Party that is not also the Purchaser), that portion of such increased costs (the “Increased Costs”) incurred which such Affected Party reasonably determines is attributable to making, funding or maintaining any investment in the VFN or any interest therein or agreeing to purchase or invest in the VFN or any interest therein, as the case may be, and such Increased Costs (together with any Increased Capital, as defined below) are to be paid in accordance with Section 5.1(a) of the Series Supplement.  In determining such amounts, such Affected Party may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Party in determining amounts of such type.  A certificate as to such increased costs incurred submitted to the Issuer and the Agent, setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive and binding for all purposes.

SECTION 8.03  Increased Capital.  If the introduction of or any change in or in the interpretation of any law or regulation or any guideline or request from any central bank or other governmental authority occurring after the date hereof affects or would affect the amount of capital required or expected to be maintained by an Affected Party, and such Affected Party determines that the amount of such capital is increased as a result of (i) the existence of such Affected Party’s agreement to make or maintain an investment in the VFN or any interest therein and other similar agreements or facilities, or (ii) the existence of any agreement by any Affected Party to make or maintain an investment in the VFN or any interest therein or to fund any such investment and any other commitments of the same type, then, upon demand by such Affected Party (with a copy to the Agent), the Issuer shall immediately pay to such Affected Party (as a third party beneficiary, in the case of an Affected Party which is not also the Purchaser) from time to time, as specified by such Affected Party, additional amounts (the “Increased Capital”) sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party reasonably determines such increase in capital to be allocable to the existence of the Affected Party’s agreements described in clause (i) above or the commitments of any Affected Party described in clause (ii) above with respect to the VFN, and such Additional Amounts are to be paid in accordance with Section 5.1 of the Series Supplement.  In determining such amounts, such Affected Party may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Party in determining amounts of this type.  A certificate as to such amounts submitted to the Issuer and the Agent by such Affected Party, setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive and binding for all purposes.  For avoidance of doubt, any accounting interpretation, including, without limitation, Accounting Research Bulletin No. 41, or any other interpretation of the Financial Accounting Standards Board (“FASB”), including FASB Interpretation No. 46: Consolidation of Variable Interest Entities, shall constitute an adoption, change, request or directive subject to this Section 8.03.

SECTION 8.04  Indemnity for Taxes.  (a)  All payments made by the Issuer to the Agent for the benefit of the Purchasers under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp or similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) taxes that would not have been imposed if the Affected Party had timely complied with the requirements of Section 8.03 hereof, and (ii) taxes imposed on the net income of the Agent or any other Affected Party, in each case imposed by any jurisdiction under the laws of which the Agent or such Affected Party is organized or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, collectively or individually, “Taxes”).  If any such Taxes are required to be withheld from any amounts payable to the Agent or any Affected Party hereunder, the amounts so payable to the Agent or such Affected Party shall be increased to the extent necessary to yield to the Agent or such Affected Party (after payment of all Taxes) all amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Transaction Documents.  The Issuer shall indemnify the Agent or any such Affected Party for the full amount of any such Taxes on the first Payment Date which is not less than ten (10) days after the date of written demand therefor by the Agent.

(b)                                 Each Affected Party that is a Non-United States Person shall:

(i)                                     deliver to the Issuer and the Agent two duly completed copies of IRS Form W-8 BEN or Form W-8 ECI, or successor applicable form, as the case may be;

(ii)                                  deliver to the Issuer and the Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Issuer; and

(iii)                               obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Issuer or the Agent;

unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which, regardless of the identity of the Affected Party, renders all such forms inapplicable or which, regardless of the identity of the Affected Party, would prevent such Affected Party from duly completing and delivering any such form with respect to it, and such Affected Party so advises the Issuer and the Agent.  Each such Affected Party so organized shall certify in the case of an IRS Form W-8 BEN or IRS Form W-8 ECI (or successor applicable form), that it is entitled to receive payments under this Agreement and the other Transaction Documents without deduction or withholding of any United States federal income taxes.  Each Affected Party which is a Non-United States Person represents and warrants to the Issuer and the Agent that, as of the date of this Agreement (or the date such Person otherwise becomes an Affected Party, as the case may be), (i) it is entitled to receive all payments hereunder without deduction or withholding for or on account of any United States federal Taxes and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdiction of its head office or any booking office used in connection with this Agreement.  Each Affected Party which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal Taxes delivered under this clause (b) is found to be incomplete or incorrect in any material respect, such Affected Party shall (to the extent it is permitted to do so under the laws and any double taxation treaties of the United States, the jurisdiction of its organization and the jurisdictions in which its relevant booking offices are located) execute and deliver to each of the Agent and the Issuer a complete and correct replacement form.

SECTION 8.05  Other Costs, Expenses and Related Matters.  (a)  The Issuer agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Agent and the Purchasers harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Agent and/or the Purchasers) or intangible, documentary or recording taxes incurred by or on behalf of the Agent and the Purchasers (i) in connection with the negotiation, execution, delivery and preparation of this Agreement, the other Transaction Documents, any Asset Purchase Agreement and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including, without limitation, the perfection or protection of the Purchasers’ interest in the Collateral) and (ii) (A) relating to any amendments, waivers or consents under this Agreement, the other Transaction Documents, any Asset Purchase Agreement, and any document or instrument delivered pursuant hereto or thereto, (B) arising in connection with the Agent’s or such Purchaser’s enforcement or preservation of rights (including, without limitation, the perfection and protection of the Purchasers’ interest in the Collateral under this Agreement, the Transaction Documents and any Asset Purchase Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement, any of the other Transaction Documents and any Asset Purchase Agreement.

(b)                                 The Agent will notify the Issuer and the Servicer in writing of any event occurring after the date hereof which will entitle an Indemnified Party or Affected Party to compensation pursuant to this Article VIII.  Any notice by the Agent claiming compensation under this Article VIII and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party or Affected Party may use any reasonable averaging and attributing methods.

SECTION 8.06  Limitation on Recourse.  The obligations of the Issuer under this Article VIII shall be payable at such time as funds are actually available therefor in accordance with Sections 4.4 and 5.1 of the Series Supplement and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Issuer but shall continue to accrue.  Each party hereto agrees that, in the event of the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against the Issuer, the payment of any claim (as defined in Section 101 of the Bankruptcy Code) shall be subordinated to the payment in full of all Notes.

ARTICLE IX

THE AGENT

SECTION 9.01  Authorization and Action.  Each Purchaser hereby accepts the appointment of and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The Purchasers hereby authorize the Agent, in its sole discretion, to take any actions and exercise any rights or remedies under this Agreement and any permitted related agreements and documents.  Except for actions which the Agent is expressly required to take pursuant to this Agreement or the applicable Asset Purchase Agreement, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to applicable law unless the Agent shall receive further assurances to its satisfaction from the Purchasers, of the indemnification obligations under Section 9.04 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action.  The Agent agrees to give to the Purchasers prompt notice of each notice and determination given to it by the Issuer, the Servicer or the Indenture Trustee, pursuant to the terms of this Agreement or the Indenture.  Subject to Section 9.06 hereof, the appointment and authority of the Agent hereunder shall terminate, following the Purchase Expiration Date, upon the payment to the Agent and the Purchasers of all amounts owing to the Agent and the Purchasers hereunder and under the other Transaction Documents have been indefeasibly paid in full.

SECTION 9.02  Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents who are natural persons or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any related agreement or document, except for its or their own gross negligence or willful misconduct.  Without limiting the foregoing, the Agent:  (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the Purchasers and shall not be responsible to the Purchasers for any statements, warranties or representations made by any other Person in connection with any Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Person or to inspect the property (including the books and records) of any Person; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of any Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

SECTION 9.03  Agent and Affiliates.  The Agent and its respective Affiliates may generally engage in any kind of business with the Issuer, the Servicer, any Obligor, any insurer, or any insured, any of their respective Affiliates and any Person who may do business with or own securities of the Issuer, any Seller, the Servicer, any Obligor or any insured or insurer or any of their respective Affiliates, all as if such entities were not the Agent and without any duty to account therefor to the Purchasers.

SECTION 9.04  Indemnification.  Each Purchaser (other than the Conduit Purchaser) severally agrees to indemnify the Agent (to the extent not reimbursed by any SSCE Entity), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Transaction Document or any action taken or omitted by the Agent under any Transaction Document; provided, that (i) no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Agent’s gross negligence or willful misconduct and (ii) no Purchaser shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by the Conduit Purchaser and the majority of the Purchasers (other than the Conduit Purchaser) (based on purchase commitments under the applicable Asset Purchase Agreement).  Without limitation of the generality of the foregoing, each Purchaser (other than a Conduit Purchaser), agrees to reimburse the Agent, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Transaction Document; provided, that no Purchaser shall be responsible for the costs and expenses of the Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 9.05  Purchase Decision.  Each Purchaser acknowledges that it has, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase an interest in the VFN.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.

SECTION 9.06  Successor Agent.  The Agent may resign at any time by giving five (5) days’ written notice thereof to the Purchasers, the Issuer and the Indenture Trustee.  Upon any such resignation, the Purchasers shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed and shall have accepted such appointment, within five days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents (other than obligations arising or to have been performed prior to such retirement).  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Transaction Documents.

ARTICLE X

MISCELLANEOUS

SECTION 10.01  Amendments.  No amendment, supplement, modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be made in accordance with the requirements set forth in Section 7.02, and then such amendment, supplement, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.02  Notices.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed, telefaxed (receipt confirmed) or hand delivered, as to each party hereto, at its address set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other party hereto.  All such notices and communications shall be effective upon receipt by the addressee.

SECTION 10.03  No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04  Binding Effect; Assignability.  (a)  This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Issuer may not assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent.  No provision of this Agreement or any other Transaction Document shall in any manner restrict the ability of any Purchaser to assign, participate, grant security interests in, or otherwise transfer any portion of its interest in the VFN (and its rights to receive any payments in respect thereof, including in connection with any collateral securing payment with respect to such VFN); provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth in the Series Supplement; provided, further, that unless otherwise consented to by the Issuer, such transferee, participant or assignee shall have executed and delivered to the Issuer, the Indenture Trustee and the Agent, a Transfer Supplement (as defined below), with such changes as shall be reasonably acceptable to the Issuer.  Without limiting the foregoing, any Conduit Purchaser may, in one or a series of transactions, transfer all or any portion of its interest in the Collateral and the VFN, and its rights and obligations under the Transaction Documents to a Conduit Assignee, a Committed Purchaser or any Liquidity Purchaser.

(b)                                 Each Committed Purchaser may assign to one or more Persons (each an “Assignee Committed Purchaser”), reasonably acceptable to the Agent, a portion of such Purchaser’s commitment in respect of its Purchaser Percentage of the Maximum Principal Amount (for each such Purchaser, the “Commitment”) pursuant to a supplement hereto, substantially in the form of Exhibit C with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Assignee Committed Purchaser, the assignor Committed Purchasers, and the Agent.  Any such assignment by a Committed Purchaser pursuant to this paragraph cannot be for an amount less than $10,000,000 and, unless otherwise agreed to by each of the existing Committed Purchasers at such time, shall be made by a ratable assignment to such Assignee Committed Purchaser of a portion of the Commitments (in an aggregate amount equal to the amount being assigned to such Assignee Committed Purchaser) of each existing Committed Purchaser.  Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Issuer and the Agent and (iii) solely to the extent such assignor Committed Purchasers have any portion of the Aggregate Purchaser Funded Amount outstanding, payment by the Assignee Committed Purchaser to the assignor Committed Purchasers of the agreed purchase price, such assignor Committed Purchasers shall be released from their respective obligations hereunder to the extent of such assignment and such Assignee Committed Purchaser shall for all purposes herein be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto.  The amount of the Commitment of the assignor Committed Purchasers allocable to such Assignee Committed Purchaser shall be equal to the amount of the portion of the respective Commitments of the assignor Committed Purchasers transferred, regardless of the purchase price paid therefor.  The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Assignee Committed Purchaser as an “Committed Purchaser” and any resulting adjustment of the assignor Committed Purchasers’ Commitment.

(c)                                  Any Purchaser may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Agreement; provided, that the Agent shall have consented to such participation.  Notwithstanding any such sale by a Purchaser of participating interests to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, and the other parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.  Each Participant shall be entitled to the benefits of Article IX hereof; provided, however, that all amounts payable to any such Participant shall be limited to the amounts which would have been payable to the Purchaser selling such participating interest had such interest not been sold.

(d)                                 This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the VFN shall have been paid in full.

SECTION 10.05  Confidentiality.  The Issuer shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Transaction Documents and all other confidential proprietary information with respect to the Agent and the Purchasers and each of their respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Transaction Documents, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to the

Issuer and its Affiliates, (ii) as required by law, regulation, the requirements of the New York Stock Exchange or legal process or (iii) in connection with any legal or regulatory proceeding to which the Issuer or any of its Affiliates is subject; it being understood, that solely with respect to the Master Indenture, the Issuer may distribute such Master Indenture to the holders of any Notes issued pursuant thereto from time to time.  The Issuer hereby consents to the disclosure of any nonpublic information with respect to it received by the Agent or any Purchaser from the Issuer or the Servicer to (i) any of the Purchasers or the Agent, (ii) legal counsel, accountants and other professional advisors to the Agent, the Purchasers or their Affiliates, (iii) as required by law, regulation or legal process, (iv) in connection with any legal or regulatory proceeding to which the Agent, any Purchaser or any of their Affiliates is subject, (v) any nationally recognized rating agency providing a rating or proposing to provide a rating to the Conduit Purchasers’ Commercial Paper, (vi) any placement agent which proposes herein to offer and sell the Conduit Purchasers’ Commercial Paper, (vii) any provider of the Conduit Purchasers’ program-wide liquidity or credit support facilities, (viii) any potential Committed Purchaser or (ix) any participant or potential participant of the Commitment of any Committed Purchaser, the Indenture Trustee, any Secured Party, or any liquidity or credit support provider of a Conduit Purchaser; provided, that the Agent and the Purchasers, as the case may be, shall advise any such recipient of information that the information they receive is nonpublic information and may not be disclosed or used for any other purposes other than that for which it is disclosed to such recipient without the prior written consent of the Issuer.

SECTION 10.06  GOVERNING LAW.  (a)  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)                                  EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE INDENTURE TRUSTEE, THE AGENT OR ANY PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE NOTES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY

OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 10.02 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION 10.06 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)                                  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.07  Wavier of Trial by Jury.  To the extent permitted by applicable law, each of the parties hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement or any matter arising hereunder.

SECTION 10.08  No Proceedings.  The Issuer agrees that so long as any indebtedness of the Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any indebtedness of the Conduit Purchaser shall have been outstanding, it shall not file, or join in the filing of, a petition against such Conduit Purchaser under the Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against the Conduit Purchaser.

SECTION 10.09  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.10  No Recourse.  Notwithstanding anything to the contrary contained herein, the obligations of the Purchasers under this Agreement are solely the corporate obligations of the Purchasers and, in the case of obligations of the Conduit Purchaser other than Commercial Paper, shall be payable at such time as funds are actually received by, or are available to, the Conduit Purchaser in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Conduit Purchaser but shall continue to accrue.  Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper.

No recourse under any obligation, covenant or agreement of the Conduit Purchaser contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Conduit Purchaser (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Conduit Purchaser, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Conduit Purchaser (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 10.11  Survival.  All representations, warranties, covenants, guaranties and indemnifications contained in this Agreement, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale, transfer or repayment of the VFN.

SECTION 10.12  Agent Conflict Waiver.  The Agent acts in various capacities with respect to the maintenance and administration of the commercial paper program of the Conduit Purchaser (including, funding agent for such Conduit Purchaser, as issuing and paying agent, as provider of other backup facilities, and may provide other services or facilities from time to time, the “Agent Roles”).  Each of the parties hereto hereby acknowledges and consents to any and all Agent Roles, waives any objections it may have to any actual or potential conflict of interest caused by such Agent acting as the Agent for the Conduit Purchaser or as a Committed Purchaser or as a liquidity or credit support provider under the Conduit Purchaser’s commercial paper program and acting as or maintaining any of the Agent Roles, and agrees that in connection with any Agent Role, the Agent may take, or refrain from taking, any action which it in its discretion deems appropriate and is otherwise permitted under the relevant Transaction Documents.

SECTION 10.13  Recourse.  The obligations of the Issuer under this Agreement and the VFN are full-recourse obligations of the Issuer.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SSCE FUNDING, LLC, as Issuer,

By:	/s/ Richard P. Marra
Name: Richard P. Marra
Title: Assistant Treasurer

BARTON CAPITAL LLC, as Conduit Purchaser

By:	/s/ Douglas K. Johnson
Name: Douglas K. Johnson
Title: President

SOCIETE GENERALE, as Agent

By:	/s/ C. Steven Coffman
Name: C. Steven Coffman
Title: Vice President

BARTON CAPITAL LLC, as a Committed Purchaser

By:	/s/ Douglas K. Johnson
Name: Douglas K. Johnson
Title: President
Purchaser Percentage: 100%

EXHIBIT A

Form of Notice of
Increase

1.	Proposed Increase Date:

2.	Amount of requested Increase (lesser of minimum amount of $ or remaining Maximum Principal Amount)	$

3.	Purchase Price	$

4.	Remaining Maximum Principal Amount (after giving effect to the requested Increase)	$

5.	Certifications:

(a)

The representations and warranties of SSCE Funding, LLC (“Issuer”) and the other SSCE Entities in the Master Indenture dated as of November 23, 2004 (as amended, restated, supplemented, modified or waived through the date hereof), between the Issuer and Deutsche Bank Trust Company Americas (the “Indenture Trustee”); the Series 2004-2 Supplement, dated as of November 23, 2004 (as amended, restated, supplemented, modified or waived through the date hereof), between the Issuer and the Indenture Trustee; and the Variable Funding Note Purchase Agreement, dated as of November 23, 2004 (as amended, restated, supplemented, modified or waived through the date hereof, the “Note Purchase Agreement”), among the Issuer, the Conduit Purchaser, the Agent and the Committed Purchasers named therein, are true and correct on the date hereof (except to the extent they expressly relate to an earlier or later time and then as of such earlier or later time).

(b)

The conditions to the Increase specified in Section 2.03 of the Note Purchase Agreement and Section 3.3(b) of the Series Supplement have been satisfied and will be satisfied as of the applicable Increase Date.

A-1

SSCE FUNDING, LLC, as Issuer

By:
Authorized Officer

Date of Notice:

A-2

EXHIBIT B

Series 2004-2 Officer’s Certificate

SSCE Funding, LLC (the “Issuer”), pursuant to Section 4.12 of the Variable Funding Note Purchase Agreement, dated as of November 23, 2004 (as amended, restated, supplemented, modified or waived through the date hereof, the “Series 2004-2 Note Purchase Agreement”), among the Issuer, the Conduit Purchaser, the Agent and the Committed Purchasers named therein, the Issuer hereby certifies that: (a) all of the terms, covenants, agreements and conditions of the Transaction Documents to be complied with and performed by Issuer on or before the date hereof have been complied with and performed; and (b) the representations and warranties of the Issuer made in the Transaction Documents to which it is a party are true and correct on and as of the date hereof (except to the extent they expressly relate to an earlier or later time and then as of such earlier or later time).

Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Series 2004-2 Note Purchase Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand as of this          day of                           , 20    .

SSCE FUNDING, LLC, as Issuer,

By:
Name:
Title:

B-1

SCHEDULE I

Addresses for Notices

If to:

Issuer:

SSCE Funding, LLC
8182 Maryland Avenue
Clayton, Missouri 63105
Attention: [            ]
Telephone: 314-746-1215
Telecopy: 314-746-1281

Agent:

Société Générale
181 West Madison Street
Suite 3400
Chicago, Illinois  60602
Attention:  Asset Securitization Group

Telephone No.:	(312) 578-5000
Facsimile No.:	(312) 578-5199

Committed Purchaser or Conduit Purchaser:

Barton Capital LLC
c/o AMACAR Group, LLC
6525 Morrison Boulevard, Suite 318
Charlotte, North Carolina  28211
Attention:                                         Douglas K. Johnson

Telephone No.:	(704) 365-0569
Facsimile No.:	(704) 365-1362

With a copy to

Société Générale
181 West Madison Street
Suite 3400
Chicago, Illinois  60602
Attention:  Asset Securitization Group

Telephone No.:	(312) 578-5000
Facsimile No.:	(312) 578-5199

I-1

SCHEDULE II

Trade Names

[None.]

II-1